Contacts:	Investors:
Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media:
Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969

DAVID G. MOORE RETIRES AS
CHAIRMAN OF CORINTHIAN COLLEGES, INC.

SANTA ANA, California, December 18, 2006 — Corinthian Colleges, Inc. (NASDAQ: COCO) announced that David G. Moore has retired as Chairman of the Company, effective December 15, 2006. Moore will be paid through the end of his employment agreement, and continue to serve as a member of the Company’s board of directors.

Moore, 68, is one of the founders of Corinthian, which was established in July 1995. He was chief executive officer of the Company from its inception until November 2004, when he transitioned to Chairman. During Moore’s tenure, the Company grew from a group of 16 schools with $32 million in annual revenue to an operation with 127 schools across North America generating nearly $1 billion in revenue. Moore spearheaded Corinthian’s initial public offering in 1999, and oversaw the company’s expansion into Canada and diversification into automotive technician training, online education, and degree granting programs in such areas as criminal justice, business and accounting.

The board elected Terry O. Hartshorn, an independent director, to succeed Moore as Chairman. Hartshorn has served as a director since September 2005. “The entire board appreciates the excellent leadership David has provided over the past several years,” Hartshorn said. “Going forward, we plan to build upon his legacy.”

“As a Corinthian founder and long-time chief executive, David brought entrepreneurial vision, energy, and critical expertise to our Company,” said Jack D. Massimino, Corinthian’s chief executive officer. “David led the Company through a period of rapid growth, and had the foresight to assemble an executive team capable of positioning the company for long term success. Although David will no longer serve in an executive capacity with the Company, we look forward to his continued contributions as a board member.”

“I have worked with the Board to plan an orderly succession for the past few years,” Moore said. “The succession began with the appointment of Jack Massimino as chief executive officer in 2004, followed by a transition period during which I continued to serve in a consultative capacity. I am proud of what we’ve accomplished together during this time.”

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 schools in 25 states in the U.S. and 33 schools in the seven provinces of Canada. Our mission is to prepare students for careers in demand or for advancement in their chosen field. We offer diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, transportation technology and maintenance, criminal justice, business, information technology, and construction trades.